Exhibit 99.1

Voya Closed End Funds Announce Share Repurchase Program

SCOTTSDALE, Ariz., March 21, 2016—The following closed-end funds (each a “Fund”) managed by Voya Investments, LLC (the “Adviser”) announced today an open-market share repurchase program:

NYSE Ticker Symbol	Fund Name
IAE	Voya Asia Pacific High Dividend Equity Income Fund
IHD	Voya Emerging Markets High Dividend Equity Fund
IGA	Voya Global Advantage and Premium Opportunity Fund
IGD	Voya Global Equity Dividend and Premium Opportunity Fund
IDE	Voya Infrastructure, Industrials and Materials Fund
IID	Voya International High Dividend Equity Income Fund
IRR	Voya Natural Resources Equity Income Fund

Each Fund’s Board of Trustees has authorized an open-market share repurchase program pursuant to which each Fund may purchase, over a one year period beginning in March 2016, up to 10% of its stock, in open-market transactions.

The amount and timing of the repurchases will be at the discretion of the Funds’ management, subject to market conditions and investment considerations. There is no assurance that the Funds will purchase shares at any particular discount levels or in any particular amounts. Any repurchases made under this program would be made on a national securities exchange at the prevailing market price, subject to exchange requirements and volume, timing and other limitations under federal securities laws. The share repurchase program seeks to enhance shareholder value by purchasing shares trading at a discount from their net asset value (“NAV”) per share.

Certain statements made on behalf of the Funds in this release are forward-looking statements. The Funds actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors, including but not limited to a decline in value in equity markets in general or the Funds' investments specifically. Neither the Funds nor Voya Investment Management undertake any responsibility to update publicly or revise any forward looking statement.

About Voya Investment Management

A leading, active asset management firm, Voya Investment Management manages, as of December 31, 2015, more than $200 billion for affiliated and external institutions as well as individual investors. With 40 years of history in asset management, Voya Investment Management has the experience and resources to provide clients with investment solutions with an emphasis on equities, fixed income, and multi-asset strategies and solutions. For more information, visit voyainvestments.com. Follow Voya Investment Management on Twitter @VoyaInvestments.

SHAREHOLDER INQUIRIES: Shareholder Services at (800) 992-0180; voyainvestments.com

CONTACT: Kris Kagel, (212) 309-6568

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